Exhibit 1.1

THE TORONTO-DOMINION BANK

US$1,750,000,000 8.125% Fixed Rate Reset Limited Recourse Capital Notes, Series 3

(Non-Viability Contingent Capital (NVCC))

(subordinated indebtedness)

1,750,000 Non-Cumulative 8.125% Fixed Rate Reset

Preferred Shares, Series 30

(Non-Viability Contingent Capital (NVCC))

Underwriting Agreement

October 6, 2022

TD Securities (USA) LLC

1 Vanderbilt Avenue

New York, New York 10017

As the Representative of the several

Underwriters named in Schedule I hereto

Ladies and Gentlemen:

The Toronto-Dominion Bank, a Canadian chartered bank (the “Bank”), proposes to issue and sell to the several underwriters listed in Schedule I hereto (the “Underwriters”), for whom TD Securities (USA) LLC (“TD Securities”) is acting as the representative (the “Representative”), US$1,750,000,000 aggregate principal amount of the Bank’s 8.125% Fixed Rate Reset Limited Recourse Capital Notes, Series 3 (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (the “Notes”). The Notes will be issued under an indenture dated as of September 15, 2016 (the “Base Indenture”) among the Bank, Computershare Trust Company, National Association (the “U.S. Trustee”) and Computershare Trust Company of Canada (together with the U.S. Trustee, the “Trustees”), as supplemented by the Second Supplemental Indenture to be dated as of the Closing Date (as defined below) (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Bank and the Trustees.

In addition, the Bank will create, authorize and issue to Computershare Trust Company of Canada (the “Limited Recourse Trustee”), in its capacity as trustee of TD LRCN Limited Recourse Trust (the “Limited Recourse Trust”), 1,750,000 Non-Cumulative 8.125% Fixed Rate Reset Preferred Shares (Non-Viability Contingent Capital (NVCC)) (the “Series 30 Shares” and, together with the Notes, the “Securities”) and authorize and reserve for issuance a number of common shares of the Bank (the “Common Shares”) equal to the number of Common Shares into which the Series 30 Shares will be converted upon a Trigger Event (as defined in the Second Supplemental Indenture). The Common Shares into which the Series 30 Shares may be converted are referred herein as the “Conversion Shares.”

The Bank acknowledges and agrees that TD Securities may use the Prospectus (as defined below) in connection with offers and sales of the Notes in market-making transactions as contemplated in the Basic Prospectus (as defined below) under the caption “Plan of Distribution (Conflicts of Interest)” and in the Prospectus (as defined below) under the caption “Underwriting (Conflicts of Interest)” (“Secondary Market Transactions”). The Bank further acknowledges and agrees that TD Securities is under no obligation to effect any Secondary Market Transactions, and, if it does so, it may discontinue effecting such transactions at any time without providing any notice to the Bank.

1. Representations and Warranties of the Bank. The Bank represents and warrants to, and agrees with, each Underwriter the following:

(a) the Bank meets the requirements for use of Form F-3 (“Form F-3”) under the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Act”), and has filed a registration statement including a prospectus on Form F-3 (File No. 333-262557) in respect of securities of the Bank, including the Notes, with the Commission; the various parts of such registration statement, including all exhibits thereto and the documents incorporated by reference in the prospectus contained in the registration statement at the time such part of the registration statement became effective, are hereinafter called the “Registration Statement;” such Registration Statement (including any pre-effective amendment thereto) and any post-effective amendment thereto, each in the form heretofore delivered to the Underwriters, has been declared effective by the Commission in such form; no other document with respect to such Registration Statement or document incorporated by reference therein has heretofore been filed or transmitted for filing with the Commission, except for any documents filed with the Commission subsequent to the date of such effectiveness and available on the Commission’s website; and no stop order suspending the effectiveness of such Registration Statement or any post-effective amendment thereto has been issued, and no proceeding for that purpose or pursuant to Section 8A of the Act against the Bank or related to the offering of the Securities has been initiated or, to the knowledge of the Bank, threatened by the Commission.

The base prospectus covering the Securities dated March 4, 2022 included in such Registration Statement, in the form first used to confirm sales of the Notes (or in the form first made available to the Underwriters by the Bank to meet requests of purchasers pursuant to Rule 173 under the Act) is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement dated October 6, 2022 (the “Prospectus Supplement”) specifically relating to the offering of the Notes and the Series 30 Shares, in the form first used to confirm sales of the Notes (or in the form first made available to the Underwriters by the Bank to meet requests of purchasers pursuant to Rule 173 under the Act), is hereinafter referred to as the “Prospectus;” the term “Preliminary Prospectus” means the Basic Prospectus, as supplemented by the preliminary prospectus supplement dated October 4, 2022, or any preliminary form of the

Prospectus; unless otherwise specified, any reference herein to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3 under the Act, as of the date of such Preliminary Prospectus or the Prospectus, as the case may be; unless otherwise specified, any reference to any amendment or supplement to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after the date of such Preliminary Prospectus or Prospectus, as the case may be, under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”), and are incorporated by reference in such Preliminary Prospectus or the Prospectus, as the case may be; and, unless otherwise specified, any reference to the Prospectus as amended or supplemented shall be deemed to refer to the Prospectus, as amended or supplemented in relation to the offering of the Notes and the Series 30 Shares, in the form in which it is filed with the Commission in accordance with Section 5(a) hereof, including any documents incorporated by reference therein as of the date of such filing;

(b) at or prior to 5:10 p.m. on October 6, 2022 (the “Time of Sale”), the Bank will have prepared the following information (collectively with the information referred to in the next succeeding sentence, the “Time of Sale Information”): the Preliminary Prospectus and each free-writing prospectus (as defined pursuant to Rule 405 under the Act) relating to the Notes and the Series 30 Shares, listed in Schedule II hereto; in addition, you have informed us that the Underwriters may orally provide the pricing information set out on Schedule II hereto to prospective purchasers prior to confirming sales. If, subsequent to the date of this Agreement, the Bank and the Underwriters have determined that the Time of Sale Information included an untrue statement of any fact that would be material to a holder of the Notes or the Series 30 Shares or to the offering of the Notes or Series 30 Shares (a “Material Fact”) or omitted a statement of a Material Fact necessary to make the information therein, in the light of the circumstances under which it was made, not misleading and have agreed to provide an opportunity to purchasers of the Notes to terminate their old purchase contracts and enter into new purchase contracts, then “Time of Sale Information” will refer to the information available to purchasers at the time of entry into the first such new purchase contract;

(c) the documents incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus, as amended or supplemented, when they were filed with the Commission, complied in all material respects with the requirements of the Act and the Exchange Act, as applicable, and none of such documents, as of their respective issue dates, contained an untrue statement of a Material Fact or omitted to state a Material Fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Time of Sale Information or the Prospectus or any further amendment or supplement thereto, when such documents are filed with the Commission, will comply in all material respects with the Act and the Exchange Act, as applicable, and will not contain an untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information delivered in writing to the Bank by or on behalf of any Underwriter expressly for use in the Registration Statement, the Time of Sale Information or the Prospectus as amended or supplemented relating to a particular issuance of Notes or the Series 30 Shares, it being understood and agreed that the only such information delivered to the Bank by or on behalf of any Underwriter consists of the information listed in Section 9(b) hereof (the “Underwriter Information”); and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement;

(d) the Registration Statement, the Time of Sale Information and the Prospectus comply and, as amended or supplemented, if applicable, will comply as of the time of such amendment or supplement in all material respects with the Act and, if applicable, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and as to the Registration Statement and any amendment thereto, do not and will not, as of the applicable effective date of the Registration Statement and such amendment, contain an untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary in order to make the statements therein not misleading and, as to the Prospectus and any amendment or supplement thereto, do not and will not, as of their dates and applicable filing dates, contain any untrue statement of a Material Fact or omit to state a Material Fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to (i) any statements or omissions made in reliance upon and in conformity with the Underwriter Information or (ii) that part of the Registration Statement that shall constitute the Statement of Eligibility under the Trust Indenture Act (Form T-1) of the Trustees;

(e) the Time of Sale Information, at the Time of Sale did not, and at the Time of Delivery (as defined herein), will not, contain any untrue statement of a Material Fact or omit to state a Material Fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the Underwriter Information;

(f) other than the Preliminary Prospectus and the Prospectus, each as amended and supplemented, the Bank (including its agents and representatives, other than the Underwriters in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any written communication (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy the Notes or the Series 30 Shares (each such communication by the Bank or its agents and representatives, other than a communication referred to in clause (i) below, an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10) of the Act or Rule 134 under the Act or (ii) the documents listed on Schedule II hereto and other written communications (including any broadly available road show) approved in writing in advance by the Underwriters. The term, “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Act that has been made available without restriction to any person. Each such Issuer Free Writing Prospectus complied in all material respects with the Act, has been filed in accordance with the Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus, as amended and supplemented, most recently filed prior to first use of such Issuer Free Writing Prospectus, did not, and at the Time of Delivery will not, contain any untrue statement of a Material Fact or omit to state a Material Fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter delivered in writing to the Bank by or on behalf of the Underwriters expressly for use in any Issuer Free Writing Prospectus;

(g) the Bank (A) is duly incorporated and validly existing under the laws of Canada, with full power and authority to conduct its business as described in the Time of Sale Information and the Prospectus, and is lawfully qualified in all material respects to do business in those jurisdictions in which business is conducted by it, except as would not, individually or in the aggregate, have a Material Adverse Effect; (B) has the requisite corporate power and authority to execute and deliver this Agreement; (C) has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Information and the Prospectus, except as would not, individually or in the aggregate, have a Material Adverse Effect; and (D) has duly authorized, executed and delivered this Agreement, and this Agreement constitutes the valid and legally binding agreement of the Bank enforceable in accordance with its terms, except as rights to indemnity or contribution may be limited by applicable law and subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles; for purposes of this Agreement, the term “Material Adverse Effect” shall mean any material adverse effect on the condition, financial position, business or results of operations of the Bank and its subsidiaries, taken as a whole;

(h) the Bank is not required to register as an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is required to be registered under Section 8 of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, “Investment Company Act”);

(i) any auditors who audited the financial statements incorporated by reference into the Registration Statement (any such auditor, an “Auditor”) were independent registered public accountants for the period covered by such financial statements as required by the Act, the Exchange Act and the Bank Act (Canada);

(j) the Bank’s consolidated financial statements incorporated by reference in the Registration Statement or included, in whole or in part, in the Prospectus (and any amendments or supplements thereto), the Time of Sale Information and the Prospectus, together with related schedules and notes, comply in all material respects with the applicable requirements of the Act, the Exchange Act and the Bank Act (Canada), as

applicable, and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Bank and its subsidiaries on the basis stated therein at the respective dates or for the respective periods to which they apply; such statements and related notes have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, including the accounting requirements of the Office of the Superintendent of Financial Institutions Canada (collectively, “IFRS”), consistently applied throughout the periods involved, except as may be disclosed therein; the supporting schedules, if any, included in the Registration Statement, the Time of Sale Information and the Prospectus fairly present, in all material respects, the information required to be stated therein in accordance with IFRS; and the other financial and statistical information and data set forth in the Registration Statement (and any amendment or supplement thereto), the Time of Sale Information and the Prospectus are, in all material respects, accurately presented and prepared on a basis consistent with the books and records of the Bank and its subsidiaries; and any pro forma financial information and the related notes thereto included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus have been prepared in accordance with the applicable requirements of the Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Registration Statement, the Time of Sale Information and the Prospectus;

(k) (i) the form of the Notes has been duly authorized and established in conformity with the provisions of the Indenture and, when the Notes have been executed and authenticated in accordance with the Indenture and delivered to and paid for by the Underwriters pursuant to this Agreement, the Notes will constitute valid and legally binding obligations of the Bank, enforceable in accordance with its terms against the Bank, (ii) the Base Indenture has been duly authorized and duly qualified under the Trust Indenture Act, and constitutes the valid and legally binding instrument of the Bank, enforceable in accordance with its terms against the Bank, and (iii) the Second Supplemental Indenture has been duly authorized and duly qualified under the Trust Indenture Act, and, when duly executed and delivered by the Bank and, assuming due authorization, execution and delivery thereof by the Trustees, will constitute the valid and legally binding instrument of the Bank, enforceable in accordance with its terms against the Bank, subject, in the case of each of clauses (i), (ii) and (iii) as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, to general equity principles and to an implied covenant of good faith and fair dealing; and the Indenture and the Notes will conform to the descriptions thereof contained in the Registration Statement, the Time of Sale Information and the Prospectus in all material respects;

(l) the Series 30 Shares have been duly authorized and conform to the descriptions thereof contained in the Registration Statement, the Time of Sale Information and the Prospectus in all material respects, and, when issued and delivered to the Limited Recourse Trustee, will be validly issued, fully paid and non-assessable;

(m) the Conversion Shares into which the Series 30 Shares may be converted upon the occurrence of a Trigger Event have been duly authorized and reserved for issuance and conform to the descriptions thereof contained in the Registration Statement, the Time of Sale Information and the Prospectus in all material respects, and when issued and delivered upon the conversion of the Series 30 Shares, such Conversion Shares will be validly issued, fully paid and non-assessable;

(n) the execution and delivery of this Agreement, the creation and issue of the Notes and the Series 30 Shares, the sale of the Notes and the issuance of the Conversion Shares into which the Series 30 Shares may be converted upon the occurrence of a Trigger Event and the consummation of the transactions contemplated by this Agreement will not contravene any material contract, material indenture or other material agreement to which the Bank is bound, nor will such action result in the creation or imposition of any lien, charge or encumbrance upon any material property or assets of the Bank, nor will such action result in any material violation of the provisions of the Bank Act (Canada) or by-laws of the Bank or any law, administrative regulation or administrative or court order or decree of Canada or any political subdivision thereof or any applicable United States federal or New York State law, rule, regulation, judgment, order or decree of any United States federal or New York State government, governmental body or court having jurisdiction over it;

(o) no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the issue, offer and sale of the Notes by the Bank to the Underwriters, the authorization and issuance of the Series 30 Shares, or the authorization and reservation for issuance of the Conversion Shares in accordance with this Agreement or the Indenture, except for such consents, approvals, authorizations, orders and registrations or qualifications (i) as have been obtained under the Act and the Trust Indenture Act, (ii) as may be required under any applicable U.S. Federal or state securities law or any applicable Canadian securities laws in connection with the purchase and distribution of the Notes by the Underwriters and (iii) as may be required by the Office of the Superintendent of Financial Institutions (Canada) or any successor thereto;

(p) there has not occurred any material adverse change in the financial condition, earnings, business or operations of the Bank and its subsidiaries, taken as a whole, from that set forth in the Prospectus as amended or supplemented (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement);

(q) there are no legal or governmental actions, suits or proceedings known to be pending or threatened to which the Bank or any of its subsidiaries is a party or to which any of the properties of the Bank or any of its subsidiaries is subject that are required to be described in the Registration Statement, the Time of Sale Information or the Prospectus as amended or supplemented and are not so described;

(r) at the earliest time after the filing of the Registration Statement that the Bank or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Notes, and at the time of signing of this Agreement, the Bank was not an “ineligible issuer” as defined in Rule 405 under the Act;

(s) none of the Bank or any of its subsidiaries nor, to the knowledge of the Bank, any director, officer, agent or employee of the Bank or any of its subsidiaries is aware of or has taken any action, directly or, to the knowledge of the Bank, indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any similar law or regulation of any other jurisdiction, in each case to the extent applicable, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any similar law or regulation of any other jurisdiction, in each case to the extent applicable; and the Bank and its subsidiaries have conducted their businesses in material compliance with the FCPA or any similar law or regulation of any other jurisdiction, in each case to the extent applicable and the Bank has instituted and maintains, and has caused its subsidiaries to institute and maintain, policies and procedures designed to provide reasonable assurance of continued compliance therewith;

(t) the operations of the Bank and its subsidiaries are conducted in material compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency, including without limitation, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Bank or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Bank, threatened; and

(u) none of the Bank or any of its subsidiaries or, to the knowledge of the Bank, any director, officer or employee of the Bank or any of its subsidiaries is currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or any other Canadian, U.S., EU, United Nations or UK economic sanctions (collectively, the “Sanctions”, and any person subject to the Sanctions, a “Sanctions Target”) nor is the Bank located, organized or resident in a country or territory that is a Sanctions Target; and the Bank will not directly or, to the knowledge of the Bank, indirectly use the proceeds of any offering of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity identified on a list established under Section 83.05 of the Criminal Code (Canada) or in any orders or regulations promulgated under the United Nations Act (Canada), the Special Economic Measures Act (Canada) or the Freezing Assets of Corrupt Foreign Officials Act (Canada) (collectively, the “Canadian Economic Sanctions Regulations”) or any other then-current Sanctions Target except to the extent permissible under the Sanctions and/or the Canadian Economic Sanctions Regulations, as applicable.

2. Representations and Warranties of the Underwriters. Each Underwriter also represents, and warrants to, and agrees with, the Bank, as follows, provided, however, that the representations, warranties and agreements contained in Sections 2(d) and (e) are made solely by TD Securities:

(a) it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells Notes or possesses or distributes the Preliminary Prospectus or the Prospectus or any other offering material and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales;

(b) it will comply in all material respects with any selling restrictions set forth in the Prospectus Supplement under the caption “Underwriting (Conflicts of Interest)—Selling Restrictions”;

(c) it will not offer or sell any Notes acquired pursuant to this Agreement, directly or indirectly, in Canada or to any resident of Canada without the consent of the Bank;

(d) any offer or sale of the Notes purchased by it hereunder in Canada or to any resident of Canada shall be effected on a private placement basis in accordance with applicable exemptions under the applicable securities laws in the relevant jurisdiction, including that such Underwriter (i) not offer or sell the Notes purchased by it hereunder in Canada except in the Provinces of Ontario, British Columbia, Alberta, Quebec and Manitoba (collectively, the “Qualifying Provinces”) and in each case will only do so in accordance with applicable securities laws in the relevant Qualifying Province; and (ii) with respect to the Qualifying Provinces, represents and agrees that (A) it has not offered, sold, distributed or delivered, and that such Underwriter will not offer, sell, distribute or deliver, any Notes purchased by it hereunder, directly or indirectly in the Qualifying Provinces or to any person that is resident in any Qualifying Province for the purposes of securities laws applicable therein (including any corporation or other entity organized under the laws of any jurisdiction in Canada), except to persons who are not individuals and who are “accredited investors” as defined under National Instrument 45-106 – Prospectus Exemptions or Section 73.3(1) of the Securities Act (Ontario), as applicable, under the “accredited investor exemption” as defined in NI 45-106; and (B) it will not distribute or deliver the Prospectus or Prospectus Supplement or any other offering material relating to the Notes purchased by it hereunder, in the Qualifying Provinces in contravention of the securities laws or regulations of the Qualifying Provinces;

(e) it has taken or will take reasonable steps to confirm that each purchaser of Notes in the Qualifying Provinces is not an individual and meets the terms and conditions of the “accredited investor exemption” as defined in NI 45-106, obtain, as necessary, and retain relevant information and documentation to evidence the steps taken to verify compliance with the exemption and provide to the Bank forthwith upon request all such information or documentation as the Bank may reasonably request for the purpose of complying with a request from a securities regulator in the Qualifying Provinces (including identifying whether the purchaser is purchasing for its own account and what category of “accredited investor” the purchaser falls under);

(f) it has not sold the Notes as part of the initial offering except to “accredited investors” within the meaning of clauses (1), (2), (3) and (7) of Rule 501(a) of Regulation D under the Act; and

(g) it will include provisions comparable to the provisions in Sections 2(c) and 2(f), and in the case of TD Securities, Sections 2(d) and (e), in any sub-underwriting, banking group or selling group agreement or similar arrangement with respect to any Notes that may be entered into by such Underwriter.

3. Agreement to Sell and Purchase. On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Bank agrees to issue and sell to the Underwriters, and each of the Underwriters agrees to purchase from the Bank, the aggregate principal amount of the Notes set forth opposite such Underwriter’s name on Schedule I at the purchase price set forth on Schedule I.

4. Payment and Delivery.

(a) The purchase and sale of the Notes shall be made at the offices of Mayer Brown LLP, 1221 Avenue of the Americas, New York, New York 10020, on October 17, 2022 (the “Closing Date”), by delivery to or for the account of the Underwriters of the Notes registered in such names and in such denominations as the Underwriters shall request in writing not later than one full business day prior to the Closing Date, against payment by the Underwriters to the Bank of the purchase price therefor in lawful money of the United States of America by electronic funds transfer. The place of closing for the Notes and the Closing Date may be varied by agreement between the Underwriters and the Bank. Delivery of the Notes shall be made through the facilities of The Depository Trust Company unless the Underwriters shall otherwise instruct and agree to with the Bank.

(b) The time and date of delivery of and payment for the Notes to be purchased from the Bank by the Underwriters is referred to herein as a “Time of Delivery.”

(c) At the Time of Delivery, the Bank shall pay the Underwriters a fee (the “Underwriters’ Fee”) equal to 1.000% of the aggregate principal amount of the Notes. The parties agree that the Underwriters shall set off the Underwriters’ Fee against a portion of the purchase price payable to the Bank in an amount equal to the Underwriters’ Fee and payment by the Underwriters to the Bank in accordance with Section 4(a) of the purchase price net of the Underwriters’ Fee shall be full satisfaction of the Underwriters’ obligation to pay the purchase price for the Notes and of the Bank’s obligation to pay the Underwriters’ Fee.

5. Certain Agreements of the Bank. The Bank agrees with each Underwriter:

(a) (i) that the Bank will file the Preliminary Prospectus and the Prospectus, each as amended and supplemented in a form approved by the Representative, with the Commission within the time periods specified by the Act, will file any Issuer Free Writing Prospectus to the extent required by Rule 433 under the Act and will file all reports and other information required to be filed by the Bank with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, within the time period set forth in the Exchange Act, subsequent to the date of the Prospectus and for so long as the delivery of a prospectus (or, in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required in connection with the offering or sale of the Notes;

(ii) to make no amendment or supplement to the Registration Statement, the Basic Prospectus, the Time of Sale Information or the Prospectus (A) except as required by law (including reports and other documents required to be filed by the Bank with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act), after the date of this Agreement and prior to the Time of Delivery if such amendment or supplement is reasonably objected to by the Representative promptly after reasonable notice thereof or (B) during the period beginning on the Closing Date and continuing for as long as may be required under applicable law, except as required by law (including reports and other documents required to be filed by the Bank with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act), in the reasonable judgment of TD Securities after consultation with the Bank, in order to offer and sell any Notes in Secondary Market Transactions as contemplated by the Prospectus (the “Secondary Transactions Period”), which shall be disapproved by TD Securities promptly after reasonable notice thereof;

(iii) that before preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, the Bank will deliver to the Representative a copy of the proposed Issuer Free Writing Prospectus for review and, except as required by law, will not prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus to which the Representative reasonably objects;

(iv) to prepare a final term sheet with respect to the Notes and the Series 30 Shares in a form previously approved by the Representative and to file such final term sheet (or components thereof, as the case may be) with the Commission within such time as may be required by the Act;

(v) notwithstanding anything in this Agreement to the contrary, for so long as the delivery of a prospectus is required in connection with the offering or sale of the Notes (including, in the case of TD Securities, in any Secondary Market Transactions during the Secondary Transactions Period), to advise the Underwriters (with confirmation in writing), promptly after it receives notice thereof, of (a) the time when any amendment to the Registration Statement, the Preliminary Prospectus or the Prospectus has been filed or becomes effective or any supplement to the Preliminary Prospectus, the Prospectus or any amendment thereof, or any Issuer Free Writing Prospectus has been filed with the Commission, in each case if not available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), (b) the issuance by the Commission of any stop order or of any order preventing or suspending the effectiveness or the use of any prospectus relating to offering of the Notes or the Series 30 Shares, or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Act, (c) the suspension of the qualification of the Notes or the Series 30 Shares for offering or sale in any jurisdiction, (d) the initiation or threatening of any proceeding for any such purpose, or (e) other than in each case with respect to any report filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, any request by the Commission for the amending or supplementing of the Registration Statement, the Preliminary Prospectus or the Prospectus or for additional information relating to the Notes or the Series 30 Shares, the Registration Statement, the Preliminary Prospectus or the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; and

(vi) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of the Preliminary Prospectus or the Prospectus relating to the Notes or the Series 30 Shares, or suspending any such qualification (or if any such action is known to be pending), to use promptly its reasonable best efforts to obtain its withdrawal (or prevent its issuance);

(b) from time to time to take such action as the Representative may reasonably request to qualify the Notes for offering and sale under the securities laws of such states of the United States of America as the Representative may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes (including, in the case of TD Securities, in any Secondary Market Transactions during the Secondary Transactions Period), provided that in connection therewith the Bank shall not be required to file a prospectus or equivalent document or to qualify as a foreign corporation or to subject itself to taxation as doing business or to file a general consent to service of process in any jurisdiction;

(c) (i) during the Prospectus Delivery Period (as defined below), to deliver the Underwriters with copies of the Prospectus as amended or supplemented and of each Issuer Free Writing Prospectus in such quantities as the Underwriters may reasonably request; as used herein, the term “Prospectus Delivery Period” means such period of time within which a prospectus relating to the Notes is required by law to be delivered (or required to be delivered but for Rule 172 under the Act) in connection with sales of the Notes by the Underwriters or any dealer;

(ii) if at any time prior to the Time of Delivery any event shall occur or condition shall exist as a result of which the Time of Sale Information as then amended or supplemented would include any untrue statement of a Material Fact or omit to state any Material Fact necessary in order to make the statements therein, in the light of the circumstances, not misleading or it is necessary to amend or supplement the Time of Sale Information to comply with law, the Bank will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (a) above, file with the Commission (to the extent required) an amendment or supplement to the Time of Sale Information that will correct such statement or omission or effect such compliance and deliver without charge to the Underwriters and to such dealers as the Underwriters may designate as many copies as it may reasonably request of such amendment or supplement;

(iii) if at any time after the Time of Delivery any Underwriter continues to own Notes purchased from the Bank or any Underwriter is otherwise required to deliver a prospectus in respect of transactions in the Notes (including, in the case of TD Securities, in any Secondary Market Transactions during the Secondary Transactions Period), and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a Material Fact or omit to state any Material Fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or it shall be necessary during such same period to amend or supplement the Prospectus to comply with law, to promptly notify the Underwriters thereof and, upon the request of the Underwriters, to prepare and, subject to paragraph (a) above, file with the Commission (to the extent required) an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance and deliver without charge to the Underwriters and to such dealers as the Underwriters may designate as many copies as it may from time to time during such period reasonably request of such amendment or supplement; provided, however, that the Bank may elect, upon notice to TD Securities, not to comply with this paragraph (iii) with respect to any Secondary Market Transaction, but only for a period or periods that the Bank reasonably determines are necessary in order to avoid premature disclosure of material, non-public information, unless, notwithstanding such election, such disclosure would otherwise be required under this Agreement. Upon receipt of any such notice, TD Securities shall cease using the Prospectus or any amendment or supplement thereto in connection with Secondary Market Transactions until it receives notice from the Bank that it may resume using such document (or such document as it may be amended or supplemented);

(d) if not available on EDGAR, the Bank will make generally available to its security holders and the Underwriters as soon as practicable an earning statement that satisfies the provisions of Section 11(a) of the Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Bank occurring after the “effective date” (as defined in Rule 158) of the Registration Statement;

(e) so long as any Notes are outstanding, if not available on EDGAR, to deliver to the Underwriters copies of all reports or other communications (financial or other) delivered to stockholders generally, and to deliver to the Underwriters as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Bank is listed;

(f) that from the date of this Agreement and continuing to and including the Time of Delivery, the Bank will not, without the prior written consent of the Underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities of the Bank which are substantially similar to the Notes except pursuant to this Agreement, or except in an offering of Notes that is not and is not required to be registered under the Act (other than in Secondary Market Transactions);

(g) the Bank acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s-length contractual counterparty to the Bank with respect to the offering of the Notes contemplated hereby (including in connection with determining the terms of the offering) and not as financial advisors or fiduciaries to the Bank or any other person; additionally, the Underwriters are not advising the Bank or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction; the Bank shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Bank with respect thereto; any review by the Underwriters of the Bank, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Bank;

(h) to use its commercially reasonable efforts to list, within 30 days from the Closing Date, subject to notice of issuance if applicable, the Conversion Shares into which the Series 30 Shares may be converted upon the occurrence of a Trigger Event, on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”). The Bank will use its commercially reasonable efforts to maintain the listing of such Conversion Shares on the TSX and the NYSE; and

(i) to reserve and keep available enough Common Shares for the purpose of enabling the Bank to satisfy its obligations to issue the Conversion Shares upon conversion of the Series 30 Shares.

6. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees as follows, provided, however, that the covenant and agreement contained in Section 6(d) hereof is made solely by TD Securities:

(a) it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus,” as defined in Rule 405 under the Act (which term includes use of any written information furnished to the Commission by the Bank and not incorporated by reference into the Registration Statement and any press release issued by the Bank) other than (i) a free writing prospectus not required to be filed by the Bank with the Commission or retained by the Bank under Rule 433 under the Act, (ii) any Issuer Free Writing Prospectus listed on Schedule II hereto or other agreement in respect of the offering of Notes in the form of Schedule II hereto or prepared pursuant to Section 5(a) hereof or (iii) any free writing prospectus prepared by the Underwriters and approved by the Bank in advance in writing;

(b) it has not and will not distribute any free writing prospectus referred to in clause (a)(i) above in a manner reasonably designed to lead to its broad unrestricted dissemination;

(c) it has not and will not, without the prior written consent of the Bank, use any free writing prospectus that contains the final terms of the Notes and the Series 30 Shares unless such terms have previously been included in a free writing prospectus filed with the Commission; provided that the Underwriters may use a term sheet substantially in the form of Schedule III hereto, and a Bloomberg term sheet that contains some or all of the information in Schedule III hereto, without the consent of the Bank; provided further that the Underwriters using such agreed term sheet shall notify the Bank, and provide a copy of such term sheet to the Bank, prior to, or substantially concurrently with, the first use of such term sheet;

(d) it will file or cause to be filed, in accordance with the requirements of NI 45-106, applicable private placement notices in connection with exempt sales of the Notes in the Qualifying Provinces;

(e) it will, pursuant to reasonable procedures developed in good faith, retain copies of each free writing prospectus used or referred to by it, in accordance with Rule 433 under the Act; and

(f) it is not subject to any pending proceeding under Section 8A of the Act with respect to the offering (and will promptly notify the Bank if any such proceeding against it is initiated during the Prospectus Delivery Period).

7. Payment of Certain Expenses. The Bank covenants and agrees with the Underwriters that the Bank will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Bank’s counsel and accountants in connection with the registration of the Notes and Series 30 Shares under the Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus, any Time of Sale Information and all other amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters; (ii) the cost of printing or producing this Agreement, the Indenture, any blue sky memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Notes and the Series 30 Shares; (iii) all expenses in connection with the qualification of the Notes and the Series 30 Shares for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with any blue sky memorandum; (iv) any fees charged by securities rating services for rating the Notes and the Series 30 Shares; (v) any filing fees incident to, and the fees and disbursements of counsel for the Underwriters in connection with, any required review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the Notes; (vi) the cost of preparing the Notes and the Series 30 Shares; (vii) the fees and expenses of the Trustees and any agent of the Trustees and any transfer or paying agent of the Bank and the fees and disbursements of counsel for the Trustees or such agent in connection with the Indenture, the Notes and the Series 30 Shares; and (viii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Notes by them, and any advertising expenses connected with any offers of the Notes they may make.

8. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase Notes from the Bank pursuant to this Agreement shall be subject, in the Underwriters’ discretion, to the condition that all representations and warranties and other statements of the Bank herein are true and correct at and as of the Time of Delivery; the condition that prior to the Time of Delivery, the Bank shall have performed all of its obligations hereunder theretofore to be performed; and the following additional conditions:

(a) (i) The Registration Statement (or if a post-effective amendment thereto is required to be filed under the Act, such post-effective amendment) shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose or pursuant to Section 8A under the Act shall be pending before or threatened by the Commission; the Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Act) and in accordance with Section 5(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representative; (ii) there shall not have occurred any downgrading in the rating accorded any debt securities of the Bank by Standard & Poor’s Global Ratings or Moody’s Investors Service, Inc., or any public announcement by either such organization of an intended or potential downgrading; and (iii) there shall have been no material adverse change in the financial condition, earnings, business or operations of the Bank and its subsidiaries, taken as a whole, from that set forth in the Registration Statement, the Time of Sale Information (excluding any amendment or supplement thereto) and the Prospectus (exclusive of any amendments or supplements thereto prior to the Time of Delivery), which, in the reasonable judgment of the Representative, makes it impracticable to proceed with the solicitation by the Underwriters of offers to purchase Notes from the Bank or the purchase by the Underwriters of Notes from the Bank, as the case may be, on the terms and in the manner contemplated in this Agreement, Registration Statement, the Time of Sale Information and the Prospectus as first amended or supplemented relating to the Notes to be delivered at the applicable Time of Delivery.

(b) McCarthy Tétrault LLP, Canadian counsel for the Bank, shall have delivered to the Underwriters their written opinions, dated the Closing Date, in form and substance reasonably satisfactory to the Representative and counsel for the Underwriters.

(c) Simpson Thacher & Bartlett LLP, United States counsel for the Bank, shall have delivered to the Underwriters their written opinion and negative assurance letter, each dated the Closing Date, in form and substance reasonably satisfactory to the Representative and counsel for the Underwriters.

(d) Mayer Brown LLP, United States special counsel for the Underwriters, shall have delivered to the Underwriters their written opinion and negative assurance letter, each, dated the Closing Date.

(e) Davis Polk & Wardwell LLP, United States special counsel for the Underwriters, shall have delivered to the Underwriters their negative assurance letter, dated the Closing Date.

(f) On the date hereof and on the Closing Date, the Underwriters shall have received, in form and substance reasonably satisfactory to the Representative and counsel for the Underwriters, from Ernst & Young LLP, independent public accountants, constituting statements and information of the type ordinarily included in accountants’ “comfort letters” to Underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus.

(g) On or after the date hereof there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the NYSE or the TSX; (ii) a material disruption in securities settlement, payment or clearance services in the United States; (iii) a general moratorium on commercial banking activities in The City of New York or the City of Toronto, declared by either United States federal, New York State, Canadian federal or Ontario provincial authorities, as the case may be; or (iv) an outbreak or escalation of hostilities or other calamity or crisis having an adverse effect on the financial markets of the United States of America, which, in the reasonable judgment of the Representative makes it impracticable to proceed with the solicitation of offers to purchase Notes or the purchase of the Notes from the Bank pursuant to this Agreement or otherwise, as the case may be, on the terms and in the manner contemplated in the Prospectus as first amended or supplemented relating to the Notes to be delivered at the applicable Time of Delivery.

(h) The Bank shall have delivered or caused to be delivered to the Underwriters a certificate signed by an authorized officer (with a title of “Associate Vice President” or higher) of the Bank dated the Time of Delivery to the effect set forth in Section 8(a)(i), (ii) and (iii) hereof and to the effect that the representations and warranties of the Bank contained in this Agreement are true and correct as of the Time of Delivery, and that the Bank has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or prior to the Time of Delivery.

9. Indemnification and Contribution.

(a) The Bank agrees to indemnify and hold harmless the Underwriters, their respective affiliates, directors and officers and each person, if any, who controls the Underwriters within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a Material Fact contained in the Registration Statement, any Preliminary Prospectus, the Prospectus as amended or supplemented or any amendment or supplement thereto, any Issuer Free Writing Prospectus or Time of Sale Information or caused by any omission or alleged omission to state therein a Material Fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except with respect to the Underwriters insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon the Underwriter Information. The indemnity agreement set forth in this Section 9(a) shall be in addition to any liabilities that the Bank may otherwise have.

(b) The Underwriters agree, severally and not jointly, to indemnify and hold harmless the Bank, its directors, its officers, its authorized representative or representatives in the United States, and each person, if any, who controls the Bank within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Bank to the Underwriters, but only with reference to the Underwriter Information. The Bank hereby acknowledges that the only Underwriter Information consists of (i) written information furnished to the Bank by any Underwriter expressly for use in the Registration Statement, any Preliminary Prospectus, the Prospectus as amended or supplemented or any amendment or supplement thereto, any Issuer Free Writing Prospectus or Time of Sale Information, (ii) the name of any Underwriter in any of such documents and (iii) the statements set forth under the fifth paragraph, the seventh paragraph, and the third sentence of the eleventh paragraph under the heading “Underwriting (Conflicts of Interest)” in the Prospectus Supplement and the Preliminary Prospectus. The indemnity agreement set forth in this Section 9(b) shall be in addition to any liabilities that the Underwriters may otherwise have.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure to notify promptly the indemnifying party will not relieve it from liability unless and to the extent that such failure results in the forfeiture by the indemnifying party of substantial rights or defenses. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Underwriters in the case of parties indemnified pursuant to Section 9(a) and by the Bank in the case of parties indemnified pursuant to Section 9(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is an actual or potential party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in Sections 9(a) and 9(b) hereof is unavailable as a matter of law to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under either such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Bank on the one hand, and the Underwriters on the other, from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Bank on the one hand, and of the Underwriters on the other, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Bank on the one hand, and the Underwriters on the other, shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Bank bear to the total underwriting commission received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus as amended or supplemented. The relative fault of the Bank and of the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a Material Fact or the omission or alleged omission to state a Material Fact relates to information supplied by the Bank or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Bank and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, the Underwriters shall not be required to contribute any amount in excess of the underwriting commissions received by the Underwriters in connection with the Notes sold by it. No person guilty of fraudulent misrepresentation (within the meaning of

Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Bank and the Underwriters, as set forth in Sections 1, 2, 7 and 9 hereof or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any (i) termination of this Agreement or (ii) investigation (or any statement as to the results thereof) made by or on behalf of the Underwriters or any controlling person of any Underwriter, or the Bank, or any officer or director or controlling person of the Bank, and shall survive delivery of and payment for any of the Notes.

11. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to the address of TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, New York 10017, Attention: Transaction Management Group; and if to the Bank shall be delivered to the address of the Bank set forth in the Registration Statement: Attention: General Counsel. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

12. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Bank, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

13. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Notes that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Notes to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the principal amount of Notes set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Representative may specify, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Notes that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 13 by an amount in excess of one-ninth of such principal amount of Notes without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Notes and the aggregate principal amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Notes to be purchased on such date, and arrangements satisfactory to the Representative and the Bank for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Bank. In any such case either the Representative or the Bank shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, the Time of Sale Information or the Prospectus, as amended or supplemented, if applicable, or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Bank to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Bank shall be unable to perform its obligations under this Agreement, the Bank will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

14. Successors. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters and the Bank, and to the extent provided in Sections 9 and 10 hereof, the officers and directors of the Bank and each person who controls the Underwriters or the Bank, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Notes through or from the Underwriters hereunder shall be deemed a successor or assign by reason merely of such purchase.

15. Jurisdiction. The Bank irrevocably (i) agrees that any legal suit, action or proceeding against the Bank brought by the Underwriters or by any person who controls any of the Underwriters arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in The City of New York (a “New York Court”), (ii) waives, to the fullest extent it may lawfully do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the jurisdiction of such courts in any such suit, action or proceeding. The Bank irrevocably waives any immunity to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement or the transactions contemplated hereby that is instituted in any New York Court. The Bank has appointed Mr. Glenn Gibson, The Toronto-Dominion Bank, 1 Vanderbilt Avenue, New York, New York 10017, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby that may be instituted in any New York Court by the Underwriters or by any person who controls any Underwriter, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. The Bank represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Bank shall be deemed, in every respect, effective service of process upon the Bank.

16. Business Day. Time shall be of the essence in this Agreement. As used herein, “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

17. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the applicable Underwriters could purchase United States dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. The obligation of the Bank with respect to any sum due from it to any Underwriter or any person controlling any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day following receipt by such Underwriter or controlling person of any sum in such other currency, and only to the extent that such Underwriter or controlling person may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to such Underwriter or controlling person hereunder, the Bank agrees as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter or controlling person against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter or controlling person hereunder, such Underwriter or controlling person agrees to pay to the Bank an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriters or controlling person hereunder.

18. Additional Amounts. The amounts to be paid by the Bank hereunder shall be paid in United States dollars without withholding or deduction for or on account of any present or future taxes, duties or governmental charges imposed under the laws of Canada or any political subdivision thereof unless the Bank is compelled by law or the administration thereof to deduct or withhold such taxes, duties or charges. In such an event, the Bank shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amount that would have been received if no withholding or deduction had been made; provided, however, that no such additional amounts shall be paid on account of any taxes, duties or charges (i) that are imposed due to a present or former connection of an Underwriter with Canada or any political subdivision thereof other than the mere entering into of this Agreement or receipt of payments hereunder or (ii) that would not have been imposed but for the failure of an Underwriter to provide any form, certificate, document, or other information that would have reduced or eliminated such taxes, duties or other charges except where providing such form, certificate, document, or other information would subject such Underwriter to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Underwriter. In addition, if any such taxes, duties or governmental charges (other than any such taxes, duties or governmental charges excluded from indemnification by reason of the proviso in the preceding sentence) ought to have been withheld by the Bank and were not withheld, then the Bank will indemnify the Underwriters against liability for such taxes, duties or governmental charges, together with any interest or penalties thereon.

19. Certain Taxes. The Bank will indemnify and hold harmless the Underwriters against any documentary, stamp or similar issuance tax, including any interest and penalties, on the creation, issuance and sale of the Notes and on the authorization, performance, execution and delivery of this Agreement. The Bank also will indemnify and hold harmless the Underwriters for any goods and services or harmonized goods and services tax in respect of the payment of any amounts hereunder.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

21. Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Underwriter that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter is a Covered Entity or a BHC Act Affiliate (as defined below) of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 21:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

22. Counterparts; Electronic Signatures. This Agreement may be executed by any one or more of the parties hereto and thereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include (i) electronic signatures (including electronic signatures covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act, the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law, e.g., www.docusign.com), (ii) transmission by telecopy, electronic mail or other transmission methods and (iii) the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, whereupon this letter and the acceptance by you thereof shall constitute a binding agreement between the Bank and you in accordance with its terms.

Very truly yours,

THE TORONTO-DOMINION BANK

By:	/s/ Cameron Joynt
Name: Cameron Joynt
Title: Vice President, Funding & Liquidity Management

[Signature Page to Underwriting Agreement]

Accepted as of the date hereof:

TD SECURITIES (USA) LLC

By:	/s/ Luiz Lanfredi
Name: Luiz Lanfredi
Title: Director

Acting on behalf of themselves and the
other several Underwriters listed in Schedule I hereto

[Signature Page to Underwriting Agreement]

Schedule I

Underwriters

Underwriter	Amount of the Notes
TD Securities (USA) LLC	$306,250,000
Citigroup Global Markets Inc.	$297,500,000
Goldman Sachs & Co. LLC	$297,500,000
Santander Investment Securities Inc.	$227,500,000
SG Americas Securities, LLC	$227,500,000
Wells Fargo Securities, LLC	$227,500,000
Academy Securities, Inc.	$17,500,000
Apto Partners, LLC	$17,500,000
CastleOak Securities, L.P.	$17,500,000
Drexel Hamilton, LLC	$17,500,000
MFR Securities, Inc.	$17,500,000
Australia and New Zealand Banking Group Limited	$8,750,000
CIBC World Markets Corp.	$8,750,000
Commonwealth Bank of Australia	$8,750,000
DBS Bank Ltd.	$8,750,000
Lloyds Securities Inc.	$8,750,000
Mizuho Securities USA LLC	$8,750,000
nabSecurities, LLC	$8,750,000
SMBC Nikko Securities America, Inc.	$8,750,000
U.S. Bancorp Investments, Inc.	$8,750,000
TOTAL	$1,750,000,000

Purchase Price (inclusive of the Underwriters’ Fee): 99.000% of the principal amount of the Notes, plus accrued interest thereon, if any, from October 17, 2022 to the date of payment and delivery

Schedule II

a.	Time of Sale Information

The Free Writing Prospectuses that are to be included in the Time of Sale Information are as follows:

The term sheet attached as Schedule III hereto

b.	Pricing Information Provided Orally by the Underwriters

None

Schedule III

Filed Pursuant to Rule 433

Registration Statement No. 333-262557

The Toronto-Dominion Bank

US$1,750,000,000 8.125% Fixed Rate Reset Limited Recourse Capital Notes, Series 3

(Non-Viability Contingent Capital (NVCC))

(subordinated indebtedness)

Final Term Sheet

Dated October 6, 2022

This Final Term Sheet supplements the information set forth under the captions “Description of the Notes” in the Preliminary Prospectus Supplement dated October 4, 2022 relating to the Notes (as defined below) and “Description of the Debt Securities” in the Prospectus dated March 4, 2022. Capitalized terms used in this Final Term Sheet but not defined have the meanings given to them in the Preliminary Prospectus Supplement.

Issuer:	The Toronto-Dominion Bank (the “Bank”)

Issue:	8.125% Fixed Rate Reset Limited Recourse Capital Notes, Series 3 (Non-Viability Contingent Capital (NVCC)) (the “Notes”)

Expected Credit Ratings[1]:	[Omitted.]

Principal Amount:	US$1,750,000,000

Pricing Date:	October 6, 2022

Settlement Date:	October 17, 2022 (T+6)[2]

[1]	A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
[2]

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to two business days before settlement will be required, by virtue of the fact that the Notes initially will settle in six business days (T+6), to specify alternative settlement arrangements to prevent a failed settlement.

Initial Reset Date:	October 31, 2027

Maturity Date:	October 31, 2082 (60 years)

Interest Payment:	Quarterly on January 31, April 30, July 31 and October 31 of each year, beginning on January 31, 2023 (long first interest period).

From the date of issue to, but excluding, October 31, 2027 (the “Initial Reset Date”), the interest rate on the Notes will be fixed at 8.125% per annum. Starting on the Initial Reset Date and on every fifth anniversary of such date thereafter until October 31, 2077, the interest rate on the Notes will be reset at an interest rate per annum equal to the sum, as determined by the Bank or its designee, of (i) the U.S. Treasury Rate on the Interest Rate Calculation Date plus (ii) 4.075%.

Interest Deferability:	Interest payments are non-deferrable.

Immediately after a Failed Coupon Payment Date, pursuant to the limited recourse feature as described below, each Noteholder will receive such Noteholder’s proportionate share of the Corresponding Limited Recourse Trust Assets. Upon delivery to holders of their proportionate share of the Corresponding Limited Recourse Trust Assets following a Failed Coupon Payment Date, all Notes will cease to be outstanding, no further interest will accrue thereon and each holder of the Notes will cease to be entitled to any payment of principal of or interest on the Notes.

“Failed Coupon Payment Date” means the fifth business day immediately following an interest payment date upon which the Bank does not pay interest on the Notes in cash and has not cured such non-payment by subsequently paying such interest in cash prior to such fifth business day.

Day Count / Business Day Convention:	30/360; Following, Unadjusted

Initial Benchmark Treasury:	4.125% due September 30, 2027

Initial Benchmark Treasury Price and Yield:	100-10 3⁄4; 4.050%

Initial Re-Offer Spread to Treasury:	+407.5 bps

Initial Re-Offer Yield:	8.125%

Interest to Initial Reset Date:	8.125%

Issue Price:	100.000%

Redemption:

The Bank may, at its option, with the prior written approval of the Superintendent and without the consent of the Noteholders, redeem the Notes in cash, in whole or in part, on not less than 10 days’ and not more than 60 days’ prior written notice to the registered Noteholders, on the Initial Reset Date and each January 31, April 30, July 31 and October 31 thereafter (each, an “Optional Redemption Date”).

The Bank may, at its option, with the prior written approval of the Superintendent and without the consent of the Noteholders, redeem all (but not less than all) of the Notes at any time on not less than 10 days’ and not more than 60 days’ prior written notice following a Regulatory Event Date or a Tax Event Date (a “Special Event Date”); provided, in regard to a redemption pursuant to a Regulatory Event Date, the redemption must occur within 90 days following such Regulatory Event Date.

Upon redemption by the Bank of the Non-Cumulative 8.125% Fixed Rate Reset Preferred Shares, Series 30 (Non-Viability Contingent Capital (NVCC)) (the “Series 30 Shares”) held in the Limited Recourse Trust in accordance with the terms of such shares, outstanding Notes with an aggregate principal amount equal to the aggregate face amount of Series 30 Shares redeemed by the Bank shall automatically and immediately be redeemed, on a full and permanent basis, without any action on the part of, or the need for consent from, the holders of such Notes, for a cash amount equal to the Redemption Price. Unless otherwise satisfied, the Limited Recourse Trust shall be required to apply the proceeds from the redemption of the Series 30 Shares held by the Limited Recourse Trustee towards payment of such Redemption Price and the Bank shall be required to fund the balance. Refer to “Restrictions on Dividends and Retirement of Shares” in the Final Term Sheet for the Series 30 Shares attached as Annex A (the “Series 30 Share Final Term Sheet”) for circumstances under which the Series 30 Shares may be redeemed by the Bank. For certainty, to the extent that, in accordance with the terms of the Indenture, the Bank has immediately prior to or concurrently with such redemption of Series 30 Shares redeemed or purchased for cancellation outstanding Notes with an aggregate principal amount equal to the aggregate face amount of Series 30 Shares being redeemed, such requirement to redeem a corresponding number of Notes shall be deemed satisfied.

The Bank will not redeem the Notes under any circumstances if such redemption would, directly or indirectly, result in the Bank’s breach of any provision of the Bank Act or the Office of the Superintendent of Financial Institutions Canada Guideline for Capital Adequacy Requirements, as may be amended from time to time.

As a result of the redemption provisions applicable to the Series 30 Shares and the Notes, the Limited Recourse Trustee will, at all times prior to a Recourse Event, hold one Series 30 Share for each US$1,000 principal amount of Notes outstanding.

Any Notes redeemed by the Bank shall be cancelled and may not be reissued.

Limited Recourse:	If (a) a Failed Coupon Payment Date occurs; (b) on the Maturity Date, the Bank does not pay the aggregate principal amount of the Notes, together with any accrued and unpaid interest thereon, in cash, (c) an event of default occurs, (d) in connection with the redemption of the Notes, on the date of redemption for such redemption, the Bank does not pay the Redemption Price in cash or (e) a Trigger Event occurs (each such event, a “Recourse Event”), while a Noteholder will have a claim against the Bank for the principal amount of the Notes and any accrued and unpaid interest (which will then be due and payable), the recourse of each Noteholder will be limited to that Noteholder’s proportionate share of the assets held by a third party trustee (the “Limited Recourse Trustee”) in respect of the Notes (the “Corresponding Limited Recourse Trust Assets”) in the TD LRCN Limited Recourse Trust (the “Limited Recourse Trust”). The Limited Recourse Trustee will hold assets in the Limited Recourse Trust in respect of more than one series of limited recourse capital notes. The assets (including the Bank’s preferred shares) for each such series will be held separate from the assets for other series. Initially, Computershare Trust Company of Canada will act as the Limited Recourse Trustee.

Initially, at the time of issuance of the Notes, the Corresponding Limited Recourse Trust Assets will consist of the Series 30 Shares issued at an issue price of the Canadian Dollar Equivalent (as defined below) of US$1,000 per Series 30 Share. Following the issuance of the Notes, the Corresponding Limited Recourse Trust Assets may consist of (i) Series 30 Shares (or amounts held by the Limited Recourse Trust which are to be used by the Limited Recourse Trustee to subscribe for Series 30 Shares), (ii) Common Shares issued upon a Contingent Conversion (as defined below) (other than Dividend Common Shares (as defined below), if any), (iii) cash from the redemption, or the purchase by the Bank for cancellation, of Series 30 Shares (other than any portion of such cash in respect of any declared and unpaid dividends), or (iv) any combination thereof, depending on the circumstances.

The number of Series 30 Shares issued at the time of issuance of the Notes will be equal to the total principal amount of the Notes divided by US$1,000. If the Corresponding Limited Recourse Trust Assets consist of Series 30 Shares at the time a Recourse Event occurs, the Limited Recourse Trustee will deliver to each Noteholder one Series 30 Share for each US$1,000 principal amount of Notes held, which shall be applied to the payment of the principal amount of the Notes, and such delivery of Series 30 Shares will exhaust all remedies of each Noteholder against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable.

Upon the occurrence of a Recourse Event that is a Trigger Event, each Noteholder will be entitled to such holder’s proportionate share of the Corresponding Limited Recourse Trust Assets and the Limited Recourse Trustee will deliver to each Noteholder that Noteholder’s proportionate share of the Common Shares issued in connection with the Trigger Event (other than any Dividend Common Shares), and such delivery of Common Shares will exhaust each holder’s remedies against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable. Notwithstanding the foregoing, upon a Recourse Event that is a Trigger Event, a Noteholder shall not be entitled to receive any of the Common Shares issued to the Limited Recourse Trustee in respect of the portion of the Share Value equal to any declared and unpaid dividends (such Common Shares, the “Dividend Common Shares”), which Dividend Common Shares shall not be delivered to holders of Notes and will either be retained by the Limited Recourse Trustee or sold by the Limited Recourse Trust with the proceeds distributed to the Bank. Because of the Dividend Waiver (described in the Series 30 Shares Final Term Sheet) the Bank does not expect the Contingent Conversion described below to result in the issuance of any Dividend Common Shares in connection with a Recourse Event that is a Trigger Event.

The delivery of the Corresponding Limited Recourse Trust Assets to the Noteholders will exhaust all remedies of such holders in connection with such Recourse Event, and all claims of holders of Notes against the Bank under the Notes will be extinguished upon receipt of the Corresponding Limited Recourse Trust Assets.

In case of any shortfall resulting from the value of the Corresponding Limited Recourse Trust Assets being less than the principal amount of, and any accrued and unpaid interest on, the Notes, all losses arising from such shortfall shall be borne by the Noteholders.

Contingent Conversion:	Upon the occurrence of a Trigger Event, each outstanding Series 30 Share will automatically and immediately be converted, on a full and permanent basis, without the consent of the holder thereof, into the number of Common Shares determined by the Contingent Conversion formula. Refer to “Contingent Conversion” in the Series 30 Share Final Term Sheet for more details.

Immediately following the Contingent Conversion, pursuant to the limited recourse feature as described above, each Noteholder will be entitled to such holder’s proportionate share of the Corresponding Limited Recourse Trust Assets and the Limited Recourse Trustee will deliver to each Noteholder that Noteholder’s proportionate share of the Common Shares issued in connection with the Trigger Event (other than any Dividend Common Shares), and such delivery of Common Shares will exhaust each holder’s remedies against the Bank for repayment of the principal amount of the Notes and any accrued but unpaid interest thereon then due and payable.

Subordination:	The Notes will be direct, unsecured obligations of the Bank constituting subordinated indebtedness for the purpose of the Bank Act which, if the Bank becomes insolvent or is wound-up (prior to the occurrence of a Trigger Event), will rank: (a) subordinate in right of payment to the prior payment in full of all Higher Ranked Indebtedness and (b) in right of payment equally with and not prior to the Junior Deeply Subordinated Indebtedness (other than the Junior Deeply Subordinated Indebtedness which by its terms ranks subordinate to the Notes), in each case, from time to time outstanding, and will be subordinate in right of payment to all of the Bank’s deposit liabilities and the Bank’s other unsubordinated creditors. The Notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation under the U.S. Federal Deposit Insurance Act or by the Canada Deposit Insurance Corporation under the CDIC Act or any other Canadian or U.S. governmental agency or instrumentality or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of a deposit taking financial institution.

Upon the occurrence of a Recourse Event, including a Trigger Event or an event of default, the sole remedy of a holder of the Notes shall be recourse to such holder’s proportionate share of the Corresponding Limited Recourse Trust Assets, and all claims of the holders of Notes against the Bank under the Notes will be extinguished upon receipt of the Corresponding Limited Recourse Trust Assets. The receipt by a Noteholder of its proportionate share of the Corresponding Limited Recourse Trust Assets upon the occurrence of a Recourse Event shall exhaust the remedies of such Noteholder under the Notes. If a Noteholder does not receive its proportionate share of the Corresponding Limited Recourse Trust Assets under such circumstances, the sole remedy of the Noteholder for any claims against the Bank shall be the delivery of such Corresponding Limited Recourse Trust Assets. If the Corresponding Limited Recourse Trust Assets that are delivered to the Noteholders under such circumstances comprise Series 30 Shares or Common Shares, such Series 30 Shares or Common Shares will rank on parity with the Bank’s other Class A First Preferred Shares or Common Shares, as applicable.

Risk Factors:	An investment in the Notes (and Series 30 Shares and Common Shares upon delivery of the assets of the Limited Recourse Trust, including upon the occurrence of a Trigger Event) is subject to certain risks. Please refer to the prospectus supplement for the offering for a discussion of those risks. As an investment in the Notes may become an investment in the Series 30 Shares or Common Shares in certain circumstances, potential investors in the Notes should consider the risks discussed in the prospectus supplement regarding the Series 30 Shares and Common Shares in addition to the risks regarding the Notes.

Use of Proceeds:

The net proceeds to the Bank from the sale of the Notes, after deducting fees and expenses, will be used for general corporate purposes of the Bank. The proceeds of the offering will qualify as “Additional Tier 1” capital of the Bank for regulatory purposes.

Separate consideration will not be received from the investors in connection with the Series 30 Shares.

No Public Trading Market:

The Bank does not intend to list the Notes on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. There can be no assurance that an active trading market will develop for the Notes.

Upon a Trigger Event, pursuant to the limited recourse feature above, Noteholders will become holders of Common Shares. The Bank currently intends to apply to list such Common Shares on the NYSE and the TSX in accordance with their respective rules and requirements.

Denominations:	Minimum of US$200,000 and integral multiples of US$1,000 in excess thereof.

Joint Bookrunners:	TD Securities (USA) LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Santander Investment Securities Inc. SG Americas Securities, LLC Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Apto Partners, LLC

CastleOak Securities, L.P.

Drexel Hamilton, LLC

MFR Securities, Inc.

Australia and New Zealand Banking Group Limited

CIBC World Markets Corp.

Commonwealth Bank of Australia

DBS Bank Ltd.

Lloyds Securities Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

CUSIP / ISIN:	89117F8Z5 / US89117F8Z56

The Issuer has filed a registration statement (including a prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Bookrunners will arrange to send you the prospectus supplement, when available, and the prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846, Citigroup Global Markets Inc. at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526, Santander Investment Securities Inc. at 1-855-403-3636, SG Americas Securities, LLC at 1-800-861-9789, and Wells Fargo Securities, LLC at 1-800-645-3751.

Annex A

The Toronto-Dominion Bank

1,750,000 Non-Cumulative 8.125% Fixed Rate Reset Preferred Shares, Series 30

(Non-Viability Contingent Capital (NVCC))

Final Term Sheet

Dated October 6, 2022

Capitalized terms used in this document but not defined have the meaning given to them in the Final Term Sheet for 8.125% Fixed Rate Reset Limited Recourse Capital Notes, Series 3 (Non-Viability Contingent Capital (NVCC) (Subordinated Indebtedness) to which this Final Term Sheet is attached, or the in the Preliminary Prospectus Supplement dated October 4, 2022 relating to the Notes to the Prospectus dated March 4, 2022, as applicable.

Issuer:	The Toronto-Dominion Bank (the “Bank”)

Issue:	Non-Cumulative 8.125% Fixed Rate Reset Preferred Shares, Series 30 (Non-Viability Contingent Capital (NVCC)) (the “Series 30 Shares”)

The Series 30 Shares will be issued to the Limited Recourse Trustee which will hold legal title to the Series 30 Shares in trust as trustee for the benefit of the Bank to satisfy the recourse of Noteholders in respect of the Bank’s obligations under the Indenture.

Expected Credit Ratings[3]:	[Omitted.]

Principal Amount:	US$1,750,000,000

Face Amount:	US$1,000 per Series 30 Share

Pricing Date:	October 6, 2022

Settlement Date:	On or about October 13, 2022 (T+4)[4]

[3]	A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
[4]

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to two business days before settlement will be required, by virtue of the fact that the Notes initially will settle in six business days (T+6) and the Series 30 Shares initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Maturity:	Perpetual

Yield to Initial Reset Date: Interest to Initial Reset Date:	8.125% 8.125%

Dividends:	During the period from and including the date of issue of the Series 30 Shares to, but excluding, the Initial Reset Date (the “Initial Fixed Rate Period”), the holders of the Series 30 Shares will be entitled to receive fixed rate non-cumulative preferential cash dividends, as and when declared by the board of directors, subject to the provisions of the Bank Act, payable quarterly on January 31, April 30, July 31 and October 31 in each year, in an amount per share per annum determined by multiplying the applicable Initial Annual Fixed Dividend Rate by US$1,000 (or if then held by the Limited Recourse Trust, the Canadian Dollar Equivalent (as defined below) of US$1,000); provided that, whenever it is necessary to compute any dividend amount in respect of the Series 30 Shares for a period of less than one full quarterly dividend period, such dividend amount shall be calculated on the basis of the actual number of days in the period and a year of 365 days.

During each Subsequent Fixed Rate Period (as defined below), the holders of the Series 30 Shares will be entitled to receive fixed rate non-cumulative preferential cash dividends, as and when declared by the board of directors, subject to the provisions of the Bank Act, payable quarterly on January 31, April 30, July 31 and October 31 in each year, in an amount per share per annum determined by multiplying the Annual Fixed Dividend Rate applicable to such Subsequent Fixed Rate Period by US$1,000 (or if then held by the Limited Recourse Trust, the Canadian Dollar Equivalent of US$1,000).

“Annual Fixed Dividend Rate” means, for any Subsequent Fixed Rate Period, the rate (expressed as a percentage rate rounded down to the nearest one hundred–thousandth of one percent (with 0.000005% being rounded up)) equal to the sum of the U.S. Treasury Rate on the applicable Fixed Rate Calculation Date plus 4.075%.

“Canadian Dollar Equivalent” means the Canadian dollar equivalent of U.S. dollars using the spot exchange rate as of 4:30 p.m. New York City time on October 12, 2022.

“Fixed Period End Date” means the Initial Reset Date and each October 31 every fifth year thereafter.

“Fixed Rate Calculation Date” means, for any Subsequent Fixed Rate Period, the business day prior to the first day of such Subsequent Fixed Rate Period.

“Initial Annual Fixed Dividend Rate” means, for the Initial Fixed Rate Period, the rate equal to the interest rate per annum on the Notes in effect on the date of issue of the Notes.

“Subsequent Fixed Rate Period” means the period from and including the Initial Reset Date to, but excluding, the next Fixed Period End Date and each five-year period thereafter from and including such Fixed Period End Date to, but excluding, the next Fixed Period End Date.

Dividend Waiver:	The Limited Recourse Trustee, as trustee of the Limited Recourse Trust, will, by written notice, provide to the Bank a waiver immediately following the issue of the Series 30 Shares to the Limited Recourse Trustee of its right to receive any and all dividends on the Series 30 Shares during the period from and including the date of the waiver to and including the earlier of (i) the date upon which the Limited Recourse Trustee, as trustee, provides, by written notice, a revocation of such waiver to the Bank; and (ii) the date upon which the Limited Recourse Trustee is no longer a beneficial and registered holder of the Series 30 Shares (the “Dividend Waiver”). Accordingly, no dividends are expected to be declared or paid on the Series 30 Shares while the Series 30 Shares are held by the Limited Recourse Trustee. The Dividend Waiver is applicable to the Limited Recourse Trustee and will not bind a subsequent holder of the Series 30 Shares. The Bank will provide a covenant to the Limited Recourse Trustee that, at any time while the Series 30 Shares are held by the Limited Recourse Trustee and the Dividend Waiver is no longer in effect, if the Bank does not declare and pay dividends in full on the Series 30 Shares, the Bank will not declare or pay cash dividends on any of its other outstanding series of Class A First Preferred Shares.

Dividend Deferability:	If the board of directors does not declare a dividend, or any part thereof, on the Series 30 Shares on or before the dividend payment date therefor, then the rights of the holders of the Series 30 Shares to such dividend, or to any part thereof, will be extinguished.

The Bank is restricted under the Bank Act from paying dividends on the Series 30 Shares in certain circumstances.

Restrictions on Dividends and Retirement of Shares:	So long as any of the Series 30 Shares are outstanding, the Bank shall not, without the approval of the holders of the Series 30 Shares: (i) declare any dividend on the Common Shares or any other shares of any class ranking junior to the Series 30 Shares (other than stock dividends on shares ranking junior to the Series 30 Shares); (ii) redeem, purchase or otherwise retire any Common Shares or any other shares ranking junior to the Series 30 Shares (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the Series 30 Shares); or (iii) redeem, purchase or otherwise retire (a) less than all the Series 30 Shares or (b) except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of preferred shares of the Bank, any other shares ranking prior to or on a parity with the Series 30 Shares; unless, in each case, all dividends on the Series 30 Shares up to and including those payable on the dividend payment date for the last completed period for which dividends shall be payable and in respect of which the rights of the holders thereof have not been extinguished or waived, and all dividends then accrued on all other shares ranking prior to or on a parity with the Series 30 Shares, have been declared and paid or set apart for payment.

Redemption:	Except as noted below, the Series 30 Shares will not be redeemable prior to the Initial Reset Date.

Subject to the provisions of the Bank Act, the consent of the Superintendent and the restrictions on dividends and retirement of shares described above, on the Initial Reset Date and each Optional Redemption Date thereafter, the Bank may redeem all, or any part, of the outstanding Series 30 Shares, at the Bank’s option without the consent of the holder, by the payment in cash of a sum per share equal to US$1,000 (or if then held by the Limited Recourse Trust, the Canadian Dollar Equivalent of US$1,000) together with any declared and unpaid dividends (of which none are expected for so long as the Series 30 Shares are held by the Limited Recourse Trustee) up to, but excluding, the date fixed for redemption.

When the Series 30 Shares are held by the Limited Recourse Trust, upon the occurrence of a Special Event Date, with the prior written approval of the Superintendent, the Bank may, at its option, at any time following a Special Event Date, redeem the Series 30 Shares, in whole but not in part, by the payment of an amount in cash for each share redeemed of the Canadian Dollar Equivalent of US$1,000 plus any declared and unpaid dividends (of which none are expected for so long as the Series 30 Shares are held by the Limited Recourse Trustee) up to, but excluding, the date fixed for redemption, provided, in regard to a redemption pursuant to a Regulatory Event Date, the redemption must occur within 90 days following such Regulatory Event Date.

If at any time the Bank, with the prior written approval of the Superintendent, redeems Notes in accordance with their terms or purchases Notes, in whole or in part, by tender offer, open market purchases, negotiated transactions or otherwise, for cancellation, then the Bank shall, subject to the prior written approval of the Superintendent, redeem such number of Series 30 Shares with an aggregate face amount equal to the aggregate principal amount of Notes redeemed or purchased for cancellation by the Bank, by the payment of an amount in cash for each share redeemed of the Canadian Dollar Equivalent of US$1,000 plus any declared and unpaid dividends (of which none are expected for so long as the Series 30 Shares are held by the Limited Recourse Trustee) up to, but excluding the date fixed for redemption.

Concurrently with or upon the maturity of the Notes, the Bank shall, subject to the prior written approval of the Superintendent, redeem all of the outstanding Series 30 Shares by the payment of an amount in cash for each share redeemed of the Canadian Dollar Equivalent of US$1,000 plus any declared and unpaid dividends (of which none are expected for so long as the Series 30 Shares are held by the Limited Recourse Trustee) up to, but excluding the date fixed for redemption, and, unless otherwise satisfied, apply, or cause the Limited Recourse Trustee to apply, the proceeds of such redemption towards the repayment of the aggregate principal amount of and any accrued and unpaid interest on the Notes and the Bank shall be required to fund the balance.

The Bank will give notice of any redemption to registered holders not more than 60 days and not less than 10 days prior to the redemption date.

As a result of the redemption provisions applicable to the Series 30 Shares and the Notes, the Limited Recourse Trustee will, at all times prior to a Recourse Event, hold one Series 30 Share for each US$1,000 principal amount of Notes outstanding.

Contingent Conversion:	Upon the occurrence of a Trigger Event, each outstanding Series 30 Share will automatically and immediately be converted, on a full and permanent basis, without the consent of the holder thereof, into the number of Common Shares determined by the Contingent Conversion formula set out in the “Description of Series 30 Shares–Conversion Upon Occurrence of a Non-Viability Contingent Capital Trigger Event” in the prospectus supplement.

Risk Factors:	An investment in the Series 30 Shares and Common Shares upon delivery of the assets of the Limited Recourse Trust, including upon the occurrence of a Trigger Event is subject to certain risks. Please refer to the prospectus supplement for the offering for a discussion of those risks.

CUSIP / ISIN:	89116B208 / CA89116B2084

The Issuer has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Bookrunners will arrange to send you the prospectus supplement, when available, and the prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846, Citigroup Global Markets Inc. at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526, Santander Investment Securities Inc. at 1-855-403-3636, SG Americas Securities, LLC at 1-800-861-9789, and Wells Fargo Securities, LLC at 1-800-645-3751.

40